EX 16.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement on Form N-14 of our report dated November 22, 2023, relating to the financial statements and financial highlights of FPA Global Equity ETF (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the period ended September 30, 2023, and to the references to us under the headings “Service Providers”, “Auditors” and "Financial Highlights of the Acquired Fund”, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

December 22, 2023